EXHIBIT 11.2

                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

                                                     Six Months Ended                Three Months Ended
                                                         March 31,                        March 31,
                                                   1997             1996             1997             1996
                                               -----------      -----------      -----------      -----------
Shares

Weighted average number of common
  shares outstanding                            13,234,930       11,341,864       13,579,433       11,391,780
Additional shares assuming conversion of:
  Stock Options                                    564,196          557,504          549,634          547,174
  Warrants                                            --             49,044             --             44,590
  Preferred Stock                                     --          1,000,000             --          1,000,000
                                               -----------      -----------      -----------      -----------

Weighted average shares                         13,799,126       12,948,412       14,129,067       12,983,544
                                               ===========      ===========      ===========      ===========
    outstanding
Net Income                                     $ 4,005,165      $ 2,017,672        2,437,032        1,139,897
                                               ===========      ===========      ===========      ===========


Fully Diluted Earnings
    Per Share                                  $      0.29      $      0.16      $      0.17      $      0.09
                                               ===========      ===========      ===========      ===========

     All share amounts and per share data have been restated to reflect the two-for-one stock split effected as a stock dividend on May 28, 1996.
                                       17